Exhibit 99.1

News Release

Contact:
Jen Hartmann
Director, Public Relations
HartmannJenniferA@JohnDeere.com

Roper Technologies Chief Executive Officer Neil Hunn Joins Deere Board of Directors

MOLINE, IL., August 1, 2023 – Deere & Company (NYSE: DE) today announced the election of Neil Hunn to the company's board of directors. He currently serves as President and Chief Executive Officer of Roper Technologies, Inc. (Nasdaq: ROP), a constituent of the Fortune 1000 and one of the largest application software companies in the S&P 500.

"We are pleased to welcome a business leader of Neil’s stature to the Deere board," said John C. May, chairman and chief executive officer. "He brings over two decades of software, technology, and business model transformation experience to our diverse, talented group of directors. His background in innovative technologies and technology-enabled products will be of particular value as we carry out our Smart Industrial operating model and unlock more ways to help our customers be more profitable and sustainable."

Hunn joined Roper in 2011 as a group vice president and later became executive vice president and chief operating officer. He was named to his present position in 2018. Earlier in his career, he served in executive roles with medical-software and other technology companies. He is a member of the Business Roundtable and U.S. Business Council.

A Georgia native, Hunn earned a bachelor’s degree in finance and accounting from Miami University (Ohio) and an MBA from Harvard Business School.

With Hunn’s election, the size of Deere’s board has increased to 12 members, 11 of whom are independent, or non-employee, directors.